EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2008, accompanying i) the consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries as of December 31, 2007 and for the four months then ended and ii) the consolidated balance sheet of LE GP, LLC and subsidiaries as of December 31, 2007, both included in this Current Report of Energy Transfer Equity, L.P. on Form 8-K. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Energy Transfer Equity, L.P. on Form S-3 (File No. 333-146300) and on Form S-8 (File No. 333-146298).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 18, 2008

iv